News Release

CHART INDUSTRIES, INC. ANNOUNCES AGREEMENT TO SELL THE COMPANY TO FIRST RESERVE CORPORATION

First Reserve to pay $65.74 per share, less Chart’s transaction expenses; Total transaction value of approximately $460 Million

Garfield Heights, OH – August 3, 2005 – Chart Industries, Inc. (OTC: CIDI.OB) announced today that it has reached a definitive agreement to sell the Company to First Reserve Corporation, a leading private equity firm specializing in the energy industry. According to the terms of the deal, First Reserve Fund X, LP, an affiliate of First Reserve Corporation, will acquire all outstanding shares for a cash purchase price of $65.74 per share, less Chart’s transaction expenses (which will result in a reduction of at least $0.90 per share, but more likely is expected to result in a reduction of $1.00 to $1.50 per share). In addition, the holders of outstanding warrants and options will receive, without the need to exercise them, the same per share cash purchase price less the exercise price of the warrants and options. It is expected that Chart’s outstanding debt will be repaid by First Reserve at closing, for a total transaction value of approximately $460 million. The transaction is expected to close upon First Reserve’s purchase of over 90% of Chart’s stock in a private transaction from a small group of Chart’s stockholders, followed immediately by a merger in which the same per share price will be paid to Chart’s remaining stockholders. The transaction is expected to close by the end of October 2005, assuming satisfaction of customary closing conditions.

Chart’s management team will remain in place in their current roles and will continue to operate the Company. A new Board of Directors will be elected upon the close of the transaction.

William E. Macaulay, Chairman and Chief Executive Officer of First Reserve stated, “Chart Industries fits our company’s focus on diversified energy investments. We’re excited to add this company to our portfolio and look forward to working with Chart’s management team to realize the mutual benefits of this deal.”

Samuel F. Thomas, Chief Executive Officer and President of Chart Industries said, “This strategic transaction with First Reserve provides good value to our existing stockholders. It will benefit our customers, employees, and suppliers as we continue to grow our existing businesses and capitalize on the rapidly growing natural gas processing markets of LNG, Natural Gas Liquids (NGL), Ethylene and Gas to Liquids (GTL) where First Reserve has deep experience.”

Chart is represented by Kirkland & Ellis LLP and Calfee, Halter & Griswold LLP. UBS Securities LLC acted as exclusive financial advisor to Chart. First Reserve is represented by Simpson Thacher & Bartlett LLP.

About Chart Industries, Inc.

Chart Industries, Inc. (www.chart-ind.com) is a leading global supplier of standard and custom engineered products and systems serving a wide variety of low temperature and cryogenic applications. Chart has domestic operations located in seven states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

About First Reserve Corporation

First Reserve Corporation (www.firstreserve.com), based in Greenwich, CT, is the largest and oldest private equity firm specializing in the energy industry with $4.7 billion under management across four active funds. Throughout its 20-year history, First Reserve has developed a strong franchise of investing exclusively in the energy industry, utilizing its broad base of specialized industry knowledge. First Reserve has funded more than 80 principal transactions and completed more than 200 add-on acquisitions with its core companies.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the parties to satisfy the conditions to the transaction, the ultimate transaction expenses incurred by Chart, any necessary regulatory approvals and other risks detailed from time to time in Chart’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from Chart without charge in hard copy or online at www.sec.gov). Chart disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This press release is neither an offer to purchase nor a solicitation of an offer to sell Chart securities nor a solicitation of a proxy or any form of approval or consent from any holder of Chart securities. The transaction is not expected to involve a meeting or consent of the current Chart stockholders, nor will the transaction involve a tender offer in any form

Contacts

Michael F. Biehl Chief Financial Officer and Treasurer Chart Industries, Inc. 440-753-1490	Timothy Day Vice President First Reserve Corporation 713-227-7890

Jason J. Curtis Corporate Director of Marketing Chart Industries, Inc. 952-882-5167